Exhibit 3.1
EXECUTION COPY
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RULES-BASED MEDICINE, INC.
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
          Rules-Based Medicine, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
     DOES HEREBY CERTIFY:
          1. That the name of this corporation is Rules-Based Medicine, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on July 31, 2002 under the name RBM Acquisition, Inc.
          2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
          RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:
          FIRST: The name of this corporation is Rules-Based Medicine, Inc. (the “Corporation”).
          SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.
          THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
          FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 17,315,980 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 8,475,231 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).
     The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK
     1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.
     2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
B. PREFERRED STOCK
     Of the authorized Preferred Stock of the Corporation, 990,000 shares are issued and designated as “Series A Preferred Stock” and 7,485,231 shares are unissued and hereby designated as “Series A-1 Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.
     1. Dividends.
     No dividends shall be payable on the Series A Preferred Stock. From and after the date that is two years after the original issuance of the Series A-1 Preferred Stock (the “Dividend Anniversary Date”), dividends at the rate per annum of $0.267192823 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-1 Preferred Stock) (the “Dividend Rate”) shall be payable in cash on shares of Series A-1 Preferred Stock on a semi-annual basis (each, a “Dividend Payment Date”) in equal installments beginning six months after the Dividend Anniversary Date (the “Cash Dividends”). If the Cash Dividends are not paid in accordance with the prior sentence on a Dividend Payment Date (the “Default Date”), in additional to the right for payment with respect to such Cash Dividends, then the dividends on the Series A-1 Preferred Stock shall be payable at an increased rate per annum of 150% of the Dividend Rate (the “Default Rate”) from and after the Default Date and shall accrue until paid, whether or not earned or declared, and whether or not there are profits, surplus or other funds legally available for the payment of dividends. If the Cash Dividends are paid in accordance with the prior sentence by the first Dividend Payment Date following the Default Date then the dividends on the Series A-1 Preferred Stock shall thereafter again be paid at the Dividend Rate. If the Cash Dividends are not paid in accordance with the sentence preceding the prior sentence by the first Dividend Payment Date following the Default Date, then in addition to the right for payment with respect to such Cash Dividends, a majority of the holders of Series A-1 Preferred Stock shall have the right to redeem their shares of Series A-1 Preferred Stock immediately after giving written notice thereof to the Corporation (a “Redemption Demand”). The redemption of such shares shall be me made in accordance with the provisions of Section 5 hereof. Unless the full amount of any accrued and unpaid dividends on the Series A-1 Preferred Stock shall have been declared or paid in full, the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock). If the Board shall declare additional dividends out of funds legally available for payment of dividends in that calendar year, then the aggregate amount of such additional dividends shall be distributed to the holders of Common Stock and Series A-1 Preferred Stock, in each case pro rata according to the number of shares of Common Stock held by such holders, where each holder of shares of Series A-1 Preferred Stock is treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Series A-1 Preferred Stock held by such holder.
     2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined in Subsection 2.4.1 below) (any such case, a “Liquidation”), no payments shall be made to the holders of Series A Preferred Stock. The only payments made to the holders of Series A Preferred Stock shall be made under the redemption provisions set forth in Section 5 below.
          2.1 On or prior to October 12, 2009: In the event of any Liquidation on or before October 12, 2009, the holders of shares of capital stock of the Corporation then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders as follows:
               2.1.1 First, before any payment shall be made to holders of Common Stock by reason of their ownership thereof, the holders of Series A-1 Preferred Stock shall receive an amount per share equal to the Cash Dividends accrued thereon but unpaid as of the effective date of such Liquidation. If upon such Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A-1 Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.1, the holders of shares of Series A-1 Preferred Stock shall share in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
               2.1.2 Second, after the payment of all preferential amounts required to be paid to the holders of shares of Series A-1 Preferred Stock as specified in Subsection 2.1.1 above, before any payment shall be made to holders of Common Stock by reason of their ownership thereof, the holders of the Series A-1 Preferred Stock shall be entitled to receive an amount per share equal to the Series A-1 Original Issue Price (as adjusted for stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). If upon any such Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A-1 Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.2, the holders of shares of Series A-1 Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
               2.1.3 Third, after the payment of all preferential amounts required to be paid to the holders of shares of Series A-1 Preferred Stock as specified in Subsections 2.1.1 and 2.1.2 above, the holders of Common Stock shall be entitled to receive an amount per share equal to the quotient obtained by dividing (a) the product obtained by multiplying $25,000,000 by a fraction, the numerator of which is equal to one minus the Adjusted Preferred Ownership Percentage, and the denominator of which is equal to the Adjusted Preferred Ownership Percentage, by (b) the sum of (A) the number of shares of Common Stock then outstanding plus (B) the number of shares of Common Stock issuable upon exercise or conversion of outstanding Convertible Securities (each, as defined below) that will be exercised or converted prior to or in connection with such Liquidation, or that will be assumed, rolled-over or substituted by the acquiring entity in such Liquidation. If upon any such Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Common Stock the full amount to which they shall be entitled under this Subsection 2.1.3, the holders of shares of Common Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
               2.1.4 Fourth, after the payment of all preferential amounts required to be paid to the holders of shares of Series A-1 Preferred Stock and Common Stock as specified in Subsections 2.1.1-2.1.3 above, the holders of Series A-1 Preferred Stock and the holders of Common Stock shall be entitled to receive, on a pro rata basis, an amount per share of Series A-1 Preferred Stock or Common Stock, as applicable, a dollar value equal to: (a) with respect to the holders of Series A-1 Preferred Stock, the quotient obtained by dividing (A) the Adjusted Preferred Ownership Percentage (as defined below) multiplied by the remaining assets of the Corporation available for distribution to its stockholders, by (B) the number of shares of Series A-1 Preferred Stock then outstanding, and (b) with respect to the holders of Common Stock, the quotient obtained by dividing (x) one minus the Adjusted Preferred Ownership Percentage multiplied by the remaining assets of the Corporation available for distribution to its stockholders, by (y) the number of shares of Common Stock then outstanding plus the number of shares of Common Stock issuable upon exercise or conversion of outstanding Convertible Securities that will be exercised or converted prior to or in connection with such Liquidation, or that will be assumed, rolled-over or substituted by the acquiring entity in such Liquidation; provided, however, that no further distributions of the Corporation’s remaining assets shall be made under this Subsection 2.1.4 once the aggregate distributions of the Corporation’s assets in a Liquidation to the holders of Series A-1 Preferred Stock under this Subsection 2.1.4 and under Subsection 2.1.2 above equal $75,000,000.

               2.1.5 Fifth, after the payment of all preferential amounts required to be paid to the holders of shares of Series A-1 Preferred Stock and Common Stock as specified in Subsections 2.1.1-2.1.4 above, the holders of Series A-1 Preferred Stock, on a pro rata basis, and the holders of Common Stock, on a pro rata basis, shall be entitled to receive an amount per share of Series A-1 Preferred Stock or Common Stock, as applicable, a dollar value equal to: (a) with respect to the holders of Series A-1 Preferred Stock, the quotient obtained by dividing (A) (i) 10% multiplied by one minus the Pre-2012 Permitted Dilution Factor multiplied by (ii) the remaining assets of the Corporation available for distribution to its stockholders, by (B) the number of shares of Series A-1 Preferred Stock then outstanding, and (b) with respect to the holders of Common Stock, the quotient obtained by dividing (x) one minus the figure obtained in (a)(A)(i) above multiplied by all such remaining assets of the Corporation available for distribution to its stockholders, by (y) the number of shares of Common Stock then outstanding plus the number of shares of Common Stock issuable upon exercise or conversion of outstanding Convertible Securities that will be exercised or converted prior to or in connection with such Liquidation, or that will be assumed, rolled-over or substituted by the acquiring entity in such Liquidation; provided, however, that no further distributions of the Corporation’s remaining assets shall be made under this Subsection 2.1.5 once the aggregate distributions of the Corporation’s assets to the holders of Series A-1 Preferred Stock under this Subsection 2.1.5 and under Subsections 2.1.2, and 2.1.4 above equal to 32.5% multiplied by the Adjusted Preferred Ownership Percentage divided by 48% of the aggregate distribution of the Corporation’s assets to the holders of Series A-1 Preferred Stock and Common Stock under this Subsection 2.1.5 and under Sections 2.1.2-2.1.4.
               2.1.6 Sixth, after the payment of all preferential amounts required to be paid to the holders of shares of Series A-1 Preferred Stock and Common Stock as specified in Subsections 2.1.1-2.1.5 above, the holders of Series A-1 Preferred Stock and the holders of Common Stock shall be entitled to receive an amount per share of Series A-1 Preferred Stock or Common Stock, as applicable, a dollar value equal to: (a) with respect to the holders of Series A-1 Preferred Stock, the quotient obtained by dividing (A) 32.5% multiplied by the Adjusted Preferred Ownership Percentage divided by 48% (such percentage, the “Residual Preferred Percentage”) of all such remaining assets of the Corporation available for distribution to its stockholders, by (B) the number of shares of Series A-1 Preferred Stock then outstanding, and (b) with respect to the holders of Common Stock, the quotient obtained by dividing (x) a percentage equal to 100% minus the Residual Preferred Percentage of all such remaining assets of the Corporation available for distribution to its stockholders, by (y) the number of shares of Common Stock then outstanding plus the number of shares of Common Stock issuable upon exercise or conversion of outstanding Convertible Securities that will be exercised or converted prior to or in connection with such Liquidation, or that will be assumed, rolled-over or substituted by the acquiring entity in such Liquidation.
               2.1.7 For purposes of hereof, the “Adjusted Preferred Ownership Percentage” shall equal at the time of Liquidation, a fraction, the numerator of which equals 7,485,231 (proportionately adjusted for Stock Splits, as defined below) plus the Pre-2012 Adjustment for Diluting Shares, and the denominator of which equals 7,485,231 (proportionately adjusted for Stock Splits, as defined below) plus the Pre-2012 Adjustment for Diluting Shares plus all outstanding shares of Common Stock (including all the number of shares of Common Stock issuable upon exercise or conversion of outstanding Convertible Securities that will be exercised or converted prior to or in connection with such Liquidation, or that will be assumed, rolled-over or substituted by the acquiring entity in such Liquidation).
               2.1.8 For purposes of this Agreement, the “Pre-2012 Permitted Dilution Factor” shall equal at the time of Liquidation, a fraction, the numerator of which equals the number of shares of capital stock issued between October 13, 2007 and the time of such Liquidation (including the number of shares of capital stock issuable upon exercise or conversion of outstanding Convertible Securities that will be exercised or converted prior to or in connection with such Liquidation, or that will be assumed, rolled-over or substituted by the acquiring entity in such Liquidation, but not including any Diluting Shares), and the denominator of which equals the number of all then-outstanding shares of capital stock (including the number of shares of capital stock issuable upon exercise or conversion of outstanding Convertible Securities that will be exercised or converted prior to or in connection with such Liquidation, or that will be assumed, rolled-over or substituted by the acquiring entity in such Liquidation, but not including any Diluting Shares).
               2.1.9 For purposes hereof, the “Series A-1 Original Issue Price” shall mean $3.339910285 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-1 Preferred Stock.
               2.1.10 For purposes hereof, the “Pre-2012 Adjustment for Diluting Shares” shall mean the product obtained by multiplying the number of Diluting Shares by a fraction, the numerator of which is the number of then outstanding shares of Series A-1 Preferred Stock and the denominator of which is the number of then outstanding shares of Common Stock (including all shares of Common Stock issuable upon exercise or conversion of outstanding Convertible Securities that will be exercised or converted prior to or in connection with such Liquidation, or that will be assumed, rolled-over or substituted by the acquiring entity in such Liquidation, but not including any Diluting Shares).
               2.1.11 The Corporation is prohibited from issuing any Diluting Shares without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A-1 Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For purposes hereof, “Diluting Shares” shall mean shares of Common Stock (including underlying shares of Common Stock subject to Convertible Securities) issued pursuant to compensatory plans or arrangements to employees, officers or directors of the Corporation who on the date hereof beneficially own (whether directly or indirectly) more than 2.5% of Corporation’s outstanding number of shares of capital stock. For clarity, Diluting Shares shall not include shares of Common Stock or Convertible Securities outstanding on the date hereof or issued after the date hereof to such persons for cash in connection with bona fide fundraising transactions that do not have a compensatory purpose.
               2.1.12 For purposes hereof, the “Convertible Securities” shall mean any evidences of indebtedness, shares, options, warrants or other securities directly or indirectly convertible into, exercisable for or exchangeable for Common Stock, but excluding the shares of Series A-1 Preferred Stock.

          2.2 Between October 13, 2009 and December 31, 2011: In the event of any Liquidation between October 13, 2009 and December 31, 2011 (inclusive), the holders of shares of capital stock of the Corporation then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders in the exact same manner as under Subsection 2.1 above, except that the reference to “10%” in Subsection 2.1.5 above shall be deemed to be “20%.”
          2.3 On or after January 1, 2012: In the event of any Liquidation on or after January 1, 2012, the holders of shares of capital stock of the Corporation then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders as following:
               2.3.1 First, before any payment shall be made to holders of Common Stock by reason of their ownership thereof, the holders of Series A-1 Preferred Stock shall receive an amount per share equal to the Cash Dividends accrued thereon but unpaid as of the effective date of such Liquidation. If upon such Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A-1 Preferred Stock the full amount to which they shall be entitled under this Subsection 2.3.1, the holders of shares of Series A-1 Preferred Stock shall share in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
               2.3.2 Second, after the payment of all preferential amounts required to be paid to the holders of shares of Series A-1 Preferred Stock as specified in Subsection 2.3.1 above, before any payment shall be made to holders of Common Stock by reason of their ownership thereof, the holders of the Series A-1 Preferred Stock shall be entitled to receive an amount per share equal to the Series A-1 Original Issue Price (as adjusted for stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). If upon any such Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A-1 Preferred Stock the full amount to which they shall be entitled under this Subsection 2.3.2, the holders of shares of Series A-1 Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
               2.3.3 Third, after the payment of all preferential amounts required to be paid to the holders of shares of Series A-1 Preferred Stock as specified in Subsections 2.3.1 and 2.3.2 above, the remaining assets of the Corporation available for distribution to its stockholders, if any, shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.
               2.3.4 Notional Conversion. Notwithstanding anything in this Subsection 2.3 to the contrary, if upon a Liquidation, a holder of Series A-1 Preferred Stock would receive a greater amount by converting such holder’s shares of Series A-1 Preferred Stock into Common Stock than such holder would be entitled to receive pursuant to Subsection 2.3.2 as holder of

Series A-1 Preferred stock, then such holder shall not receive any amounts under Subsection 2.3.2 as holder of Series A-1 Preferred Stock, but shall be treated, for the purposes of determining such holder’s rights under Subsection 2.3.3 only, as though such holder held, in addition to any shares of Common Stock actually then held by such holder, such number of shares of Common Stock that such holder would hold if such holder had then converted such holder’s shares of Series A-1 Preferred Stock into Common Stock, effective immediately prior to the Liquidation, pursuant to the conversion provision described below.
                    For the avoidance of doubt, regardless of whether the holders of Series A-1 Preferred Stock receive distributions under Subsection 2.3.2 or under Subsection 2.3.3 as provided for under this Subsection 2.3.4, the holders of shares of Series A-1 Preferred Stock would in either case be entitled to receive the distributions set forth under Subsection 2.3.1 above.
          2.4 Deemed Liquidation Events.
               2.4.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least majority of the outstanding shares of Series A-1 Preferred Stock elect otherwise by written notice sent to the Corporation at least 20 days prior to the effective date of any such event:
                    (a) a merger or consolidation in which
(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2.4.1, all shares of Common Stock issuable upon exercise or conversion of Convertible Securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or
                    (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole (including, without limitation, its patents, trade secrets, contracts or underlying intellectual property), or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.
               2.4.2 Effecting a Deemed Liquidation Event.
                    (a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.4.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2, and 2.3. For the avoidance of doubt, in the context of a Deemed Liquidation Event, any reference to “assets available for distribution” in this Section 2 shall mean and include the consideration payable to the stockholders of the corporation (including for the purposes of the calculations that reference certain shares of Convertible Securities, any consideration allocated to such Convertible Securities in the form of an equity incentive plan roll-over or otherwise) under the Merger Agreement.
                    (b) In the event of a Deemed Liquidation Event referred to in Subsection 2.4.1(a)(ii) or 2.4.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series A-1 Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series A-1 Preferred Stock, and (ii) if the holders of at least a majority of the then outstanding shares of Series A-1 Preferred Stock so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A-1 Preferred Stock in the amounts set forth in Subsections 2.1, 2.2 and 2.3 above, as applicable. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series A-1 Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem a pro rata portion of each holder’s shares of Series A-1 Preferred Stock to the fullest extent of such Available Proceeds or such legally available funds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The provisions of Subsections 5.2 through 5.4 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series A-1 Preferred Stock pursuant to this Subsection 2.4.2(b). Prior to the distribution or redemption provided for in this Subsection 2.4.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.
               2.4.3 Amount of Deemed Paid or Distributed. If the amount deemed paid or distributed under this Subsection 2.4 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:
               (a) For securities not subject to investment letters or other similar restrictions on free marketability,
                    (i) if traded on a securities exchange (including the NASDAQ Stock Market), the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-period ending three days prior to the closing of such transaction;
                    (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or
                    (iii) if there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors of the Corporation and the holders of a majority of the Series A-1 Preferred Stock
               (b) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined mutually determined by the Board of Directors of the Corporation and the holders of a majority of the Series A-1 Preferred Stock) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.
               2.4.4 Allocation of Escrow. In the event of a Deemed Liquidation Event pursuant to Subsection 2.4.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2 and 2.3 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2 and 2.3 after taking into account the previous payment of the Initial Consideration as part of the same transaction.
     3. Voting.
          3.1 General. The Series A Preferred Stock does not vote on matters generally presented for the voting of stockholders unless otherwise required by law. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A-1 Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A-1 Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series A-1 Preferred Stock shall vote together with the holders of Common Stock as a single class.
          3.2 Election of Directors. The holders of record of the shares of Series A-1 Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series A-1 Director”) and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation. If the number of directors of the Corporation is increased to a number greater than three (3), then any such additional directors shall be elected by a vote of the holders of record of all shares of Common Stock and Series A-1 Preferred Stock, voting together as a single class on an as-converted basis. Any director elected as provided in the preceding sentences may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series A-1 Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Series A-1 Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.
          3.3 Series A-1 Preferred Stock Protective Provisions. At any time when shares of Series A-1 Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A-1 Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:
                    (a) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event, or consent to any of the foregoing;

                    (b) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation;
                    (c) create, or authorize the creation of, or issue or obligate itself to issue shares of any existing or any additional class or series of capital stock, or any other securities directly or indirectly convertible into or exchangeable for such shares of capital stock, or increase the authorized number of shares of Series A-1 Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock, except to employees, directors and consultants in connection with their provision of services to the Company under the terms of any compensatory stock or option plan approved in writing by the Board of Directors, including the Series A-1 Director;
                    (d) (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series A-1 Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A-1 Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series A-1 Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A-1 Preferred Stock in respect of any such right, preference or privilege;
                    (e) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Series A Preferred Stock and Series A-1 Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and or (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof; or
                    (f) increase or decrease the authorized number of directors constituting the Board of Directors.
     4. Automatic Conversion of Series A-1 Preferred Stock.
          4.1 Trigger Events. Upon either (a) the closing of a Qualified Offering, or (b) on or after January 1, 2012, the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A-1 Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Automatic Conversion Time”), (i) all outstanding shares of Series A-1 Preferred Stock shall be converted into shares of Common Stock pursuant to the conversion provisions below, and (ii) such shares of Series A-1 Preferred Stock may not be reissued by the Corporation.

          4.2 Procedural Requirements.
               4.2.1 General. All holders of record of shares of Series A-1 Preferred Stock shall be sent written notice of the Automatic Conversion Time and the place designated for mandatory conversion of all such shares of Series A-1 Preferred Stock pursuant to this Section 4. Such notice need not be sent in advance of the occurrence of the Automatic Conversion Time. Upon receipt of such notice, each holder of shares of Series A-1 Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A-1 Preferred Stock converted pursuant to Section 4, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Automatic Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 4.2.1. As soon as practicable after the Automatic Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A-1 Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2.3 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any accrued but unpaid dividends on the shares of Series A-1 Preferred Stock converted. Such converted Series A-1 Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A-1 Preferred Stock accordingly.
               4.2.2 Termination of Conversion Rights. In the event of a notice of redemption of any shares of Series A-1 Preferred Stock pursuant to Sections 1 and 5, the conversion rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the Redemption Price is not fully paid on such redemption date, in which case the conversion rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A-1 Preferred Stock.
               4.2.3 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A-1 Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A-1 Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.
               4.2.4 Reservation of Shares. The Corporation shall at all times when the Series A-1 Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A-1 Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A-1 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A-1 Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series A-1 Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A-1 Conversion Price.
               4.2.5 Effect of Conversion. All shares of Series A-1 Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Automatic Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2.3 and to receive payment of any dividends accrued but unpaid on such shares of Series A-1 Preferred Stock. Any shares of Series A-1 Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A-1 Preferred Stock accordingly.
               4.2.6 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A-1 Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A-1 Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

     4.3 Qualified Offering on or Prior to December 31, 2011.
               4.3.1 Definitions.
                    (a) For purposes hereof, a “Qualified Offering” shall mean the sale of shares of Common Stock of the Corporation to the public meeting all of the following conditions: (i) the offering price must be at least $10 per share, (ii) the gross offering price to the public must be at least $75,000,000, (iii) the shares must be sold in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (iv) upon closing, the shares must be listed for trading on either the New York Stock Exchange or the Nasdaq Stock Market (NMS), and (v) after giving effect to the conversion provisions below applicable to the shares of Series A-1 Preferred Stock, the offering must provide a value for each share of Series A-1 Preferred Stock of at least the Series A-1 Original Issue Price (as adjusted for stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) based on the “price to public” for each such share of Common Stock.
                    (b) For purposes hereof, the “Preferred Payout Ratio” shall mean (i) on or prior to October 12, 2009, the ratio of the aggregate amount distributable to the holders of Series A-1 Preferred Stock under Subsection 2.1 (excluding any accrued but unpaid Cash Dividends) relative to aggregate amount distributable to the holders of all capital stock under Subsection 2.1 (excluding any accrued but unpaid Cash Dividends), and (ii) between October 13, 2009 and December 31, 2011 (inclusive), the ratio of the aggregate amount distributable to the holders of Series A-1 Preferred Stock under Subsection 2.2 (excluding any accrued but unpaid Cash Dividends) relative to aggregate amount distributable to the holders of all capital stock under Section 2.2 (excluding any accrued but unpaid Cash Dividends); assuming for the purposes of this Subsection 4.3.1(b) that there was a deemed liquidation event with aggregate consideration equal to the total pre-money valuation of the Company based on the initial “price to public” for each share of Common Stock.
                    (c) For purposes hereof, the “Common Payout Ratio” shall mean (i) on or prior to October 12, 2009, the ratio of the aggregate amount distributable to the holders of Common Stock under Subsection 2.1 relative to aggregate amount distributable to the holders of all capital stock under Subsection 2.1 (excluding any accrued but unpaid Cash Dividends), and (ii) between October 13, 2009 and December 31, 2011 (inclusive), the ratio of the aggregate amount distributable to the holders of Common Stock under Subsection 2.2 relative to aggregate amount distributable to the holders of all capital stock under Subsection 2.2 (excluding any accrued but unpaid Cash Dividends); assuming for the purposes of this Subsection 4.3.1(c) that there was a deemed liquidation event with aggregate consideration equal to the total pre-money valuation of the Company based on the initial “price to public” for each share of Common Stock.
                    (d) For purposes hereof, the “Pre-Offering Shares of Common Stock” shall mean that number deemed appropriate in the good faith opinion of management of the Corporation and the lead underwriter of such Qualified Offering to be the number of shares of Common Stock of the Corporation outstanding immediately prior to giving effect to the shares of Common Stock issued in such Qualified Offering. For clarification, it is anticipated that the number of Pre-Offering Shares of Common Stock shall be some multiple of the then outstanding number of shares of Common Stock in order to give effect to the conversion provisions of Subsection 4.3.2 below.

               4.3.2 Conversion of Series A-1 Preferred Stock; Split of Common Stock. Immediately prior to the closing of a Qualified Offering on or prior to December 31, 2011, each outstanding share of Series A-1 Preferred Stock shall automatically be converted into that number of shares of Common Stock equal to the Preferred Payout Ratio multiplied by the Pre-Offering Shares of Common Stock divided by the then aggregate outstanding number of shares of Series A-1 Preferred Stock. In connection therewith, the Corporation shall take such action as necessary to split each outstanding share of Common Stock (not including any shares issued upon conversion of the Series A-1 Preferred Stock referenced in the foregoing sentence) in a ratio equal to the Common Payout Ratio multiplied by the Pre-Offering Shares of Common Stock divided by the then aggregate outstanding number of shares of Common Stock.
          4.4 Conversion on or after January 1, 2012.
               4.4.1 Definitions.
                    (a) For purposes hereof, the “Preferred Target Ownership Percentage” shall mean (i) 48% if the Adjusted 2007-2011 Cumulative Pre-Tax Income is less than $35.3 million, (ii) 45.4% if the Adjusted 2007-2011 Cumulative Pre-Tax Income is equal or greater than $35.3 million, but less than $42.4 million, (iii) 42.8% if the Adjusted 2007-2011 Cumulative Pre-Tax Income is equal or greater than $42.4 million, but less than $49.4 million, (iv) 40.2% if the Adjusted 2007-2011 Cumulative Pre-Tax Income is equal or greater than $49.4 million, but less than $56.5 million, (v) 37.7% if the Adjusted 2007-2011 Cumulative Pre-Tax Income is equal or greater than $56.5 million, but less than $63.5 million, (vi) 35.1% if the Adjusted 2007-2011 Cumulative Pre-Tax Income is equal or greater than $63.5 million, but less than $70.6 million, or (vii) 32.5% if the Adjusted 2007-2011 Cumulative Pre-Tax Income is equal or greater than $70.6 million.
                    (b) For purposes hereof, the “Adjusted Preferred Target Ownership Percentage” shall mean the product obtained by multiplying (i) the Preferred Target Ownership Percentage in Subsection 4.4.1(a) above, by (ii) a fraction, the numerator of which is the Adjusted Preferred Ownership Percentage referenced in Subsection 2.1.7 and the denominator of which is 48%.
                    (c) For purposes hereof, the “Adjusted 2007-2011 Cumulative Pre-Tax Income” shall equal the product of (i) the aggregate Pre-Tax Income of the Corporation for the period commencing January 1, 2007 and ending December 31, 2011 excluding any Equity Compensation Effects, minus the Fixed Assets Adjustment, plus the Cash Dividend Adjustment, minus the Sale of Revenue Assets Adjustment, plus the Write Down of Acquired Assets Adjustment, plus the 2007 Transaction Expense Adjustment, multiplied by (ii) one minus a fraction, the numerator of which is the number of shares of capital stock issued between October 13, 2007 and December 31, 2011 (including the number of shares of capital stock issuable upon exercise or conversion of outstanding Convertible Securities that are outstanding on December 31, 2011, but excluding up to 820,749 shares, proportionally adjusted for Stock Splits, issued to employees and bona fide service providers pursuant to compensatory plans or arrangements approved by the Board of Directors including the Series A-1 Director, unless such shares are Diluting Shares), and the denominator of which is the total number of shares of capital stock outstanding on December 31, 2011 (including the number of shares of capital stock issuable upon exercise or conversion of outstanding Convertible Securities that are outstanding on December 31, 2011, but excluding up to 820,749 shares, proportionally adjusted for Stock Splits, issued to employees and bona fide service providers pursuant to compensatory plans or arrangements approved by the Board of Directors including the Series A-1 Director, unless such shares are Diluting Shares); provided, however, that if any acquisition of a business or intellectual property asset is not reasonably expected by the Board of Directors (including the Series A-1 Director) to first become revenue producing before December 31, 2011, then the Corporation shall make equitable adjustment to this Subsection 4.4.1 pursuant to Section 7 below.
                    (d) For purposes hereof, “GAAP” shall mean U.S. generally accepted accounting principles, consistently applied.
                    (e) For purposes hereof, “Pre-Tax Income” shall mean pre-tax income determined in accordance with GAAP.
                    (f) For purposes hereof, “Fixed Assets Adjustment” shall mean the amount of Pre-Tax Income arising from the write-up of assets as required by GAAP in connection with the repurchase, redemption, or cancellation of any shares of capital stock of the Corporation.
                    (g) For purposes hereof, “Cash Dividend Adjustment” shall mean the sum for all Cash Dividends (excluding any dividends issues on the Series A-1 Preferred Stock that are distributed pro-rata with respect to any dividends issued to the Corporation’s Common Stock) of (i) the amount of each Cash Dividend, multiplied by (ii) the number of years between the date that such Cash Dividend was required to be paid and December 31, 2011, (with any partial years calculated as the ratio of actual days over 365), multiplied by (iii) four percent (4%) per annum.
                    (h) For purposes hereof, “Revenue Assets” shall mean and include tangible and intangible assets relating to (i) lab testing kits or services, (ii) assay development services, (iii) human co-culture products, and (iv) intellectual property described in, based on, or derived from (A) patents that were issued as of October 12, 2007 (including any future extensions thereof), (B) patents pending or draft applications that were in progress as of October 12, 2007 (including, upon issuance, any extensions thereof), and (C) clinical studies that were in progress as of October 12, 2007.
                    (i) For purposes hereof, “Sale of Revenue Assets” shall mean the non-ordinary course sale, lease or other disposition of Revenue Assets that has the effect of transferring the revenue benefit associated with such assets to a third party, including without limitation, the sale of a line of business, the sale of intellectual property, the exclusive license of intellectual property that is not limited by field of use or the sale of exclusive distribution rights.
                    (j) For purposes hereof, “Sale of Revenue Assets Adjustment” shall mean the sum for all Sales of Revenue Assets of (i) the amount of any one-time gain arising from each Sale of Revenue Assets (e.g., up-front licensing fees or other one-time gains), minus (ii) the product of (A) the amount of such one-time gain, multiplied by (B) the number of years between the date of the closing of such Sale of Revenue Assets and December

31, 2011, (with any partial years calculated as the ratio of actual days over 365), multiplied by (C) four percent (4%) per annum.
                    (k) For purposes hereof, “Write Down of Acquired Assets Adjustment” shall mean the sum of any write downs of assets, including, without limitation, rights and investments, required under GAAP as a consequence of the Corporation’s purchase or acquisition of assets (e.g., the writing down under GAAP of in-progress research and development costs following such an acquisition).
                    (l) For purposes hereof, “2007 Transaction Expense Adjustment” shall mean (i) all expenses related to the issuance of the Series A-1 Preferred Stock, the redemption of the Series A Preferred Stock and all transactions associated therewith and (ii) up to $100,000 in legal fees and other litigation expenses incurred by the Corporation during 2007 with respect to any litigation pending against the Company as of the date hereof, but only to the extent that such fees and expenses in clauses (i) and (ii) reduce Pre-Tax Income.
                    (m) For purposes hereof, “Equity Compensation Effects” shall mean and include the effects of any equity compensation plans, grants, or arrangements on Pre-Tax Income.
          4.4.2 Conversion of Shares. At the Automatic Conversion Time (assuming a triggering event under Subsection 4.1 has occurred, including without limitation a Qualified Offering on or after January 1, 2012), each outstanding share of Series A-1 Preferred Stock shall, after payment of any accrued but unpaid dividends thereon, automatically be converted into that number of shares of Common Stock equal to (a) the number of shares of Common Stock then outstanding (including the number of shares of Common Stock issuable upon exercise or conversion of outstanding Convertible Securities), multiplied by (b) a fraction, the numerator of which is the Adjusted Preferred Target Ownership Percentage set forth in Subsection 4.4.1(b) above, and the denominator is one minus the Adjusted Preferred Target Ownership Percentage set forth in Subsection 4.4.1(b) above, divided by (c) the total number of shares of Series A-1 Preferred Stock then outstanding.
     5. Redemption.
          5.1 Redemption. Immediately upon the filing of this Certificate of Incorporation, the shares of Series A Preferred Stock shall be redeemed by the Corporation at the price per share set forth in the Certificate of Designations for such Series A Preferred Stock that is being superseded hereby. Shares of Series A-1 Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to the Series A-1 Original Issue Price per share, plus any Cash Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Redemption Price”) on the date not more than sixty (60) days after receipt by the Corporation of the Redemption Demand (the “Redemption Date”). On the Redemption Date, the Corporation shall redeem all outstanding shares of Series A-1 Preferred Stock, on a pro rata basis, in accordance with the number of shares of Series A-1 Preferred Stock owned by each holder; provided, however, that Excluded Shares (as such term is defined in Subsection 5.2) shall not be redeemed and shall be excluded from the calculations set forth in this sentence. If the Corporation does not have sufficient funds legally available to redeem on the Redemption Date all shares of Series A-1 Preferred Stock to be redeemed on such Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such capital stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.
          5.2 Redemption Notice. Upon receipt of a Redemption Demand, the Corporation shall send written notice of the redemption (the “Redemption Notice”) to each holder of record of Series A-1 Preferred Stock not less than 40 days prior to the Redemption Date. Each Redemption Notice shall state:
                    (a) the number of shares of Series A-1 Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date;
                    (b) the exact Redemption Date and the Redemption Price;
                    (c) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.2.2); and
                    (d) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A-1 Preferred Stock to be redeemed.
If the Corporation receives, on or prior to the 20th day after the date of delivery of the Redemption Notice to a holder of Series A-1 Preferred Stock, written notice from such holder that such holder elects to be excluded from the redemption provided in this Section 5, then the shares of Series A-1 Preferred Stock registered on the books of the Corporation in the name of such holder at the time of the Corporation’s receipt of such notice shall thereafter be “Excluded Shares”. Excluded Shares shall not be redeemed or redeemable pursuant to this Section 5, whether on the Redemption Date or thereafter.
          5.3 Surrender of Certificates; Payment. On or before the Redemption Date, each holder of shares of Series A-1 Preferred Stock to be redeemed, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A-1 Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A-1 Preferred Stock shall promptly be issued to such holder.

          5.4 Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Series A-1 Preferred Stock to be redeemed is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series A-1 Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A-1 Preferred Stock shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.
     6. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.
     7. Equitable Adjustment; No Impairment. If the Corporation takes any strategic action outside the ordinary course of business that would have an impact on the matters addressed in Section 2 and/or Section 4 above, including without limitation an acquisition of another business entity or a sale or redemption of shares of capital stock, then in each such case the Corporation shall take action to amend this Certificate of Incorporation to adjust the relative interests of the holders of Common Stock and Series A-1 Preferred Stock under Section 2 and/or Section 4, as the case may be, in an equitable manner. For clarity, no adjustment in respect of a strategic action hereunder shall have the effect of giving effect to Subsections 2.1.5 and/or 2.1.6 above, unless the holders of Series A-1 Preferred Stock have received at least $75,000,000 in the aggregate as set forth in Subsection 2.1.4. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Incorporation.
     8. Waiver. Any of the rights, powers, preferences and other terms of the Series A-1 Preferred Stock set forth herein may be waived on behalf of all holders of Series A-1 Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A-1 Preferred Stock then outstanding.
     9. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series A-1 Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.
          FIFTH: Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute,

the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.
          SIXTH: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.
          SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
          EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
          NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.
          Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
          TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.
          Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.
          ELEVENTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity; provided, however, that this in no way limits the Corporation’s ability to pursue such Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Series A-1 Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.
* * *

          3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.
          4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.
          IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 12th day of October, 2007.

By:	/s/ T. Craig Benson
T. Craig Benson, President and CEO

Signature Page to
Amended and Restated Certificate of Incorporation
of
Rules-Based Medicine, Inc.